PLAN AMENDMENT

THIRD AMENDMENT
TO
HAUPPAUGE DIGITAL INC.

EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Hauppauge Digital, Inc. (the “Company”) has heretofore adopted an Employee Stock Purchase Plan (the “Plan”), pursuant to Section 423 of the Internal Revenue Code which Plan as heretofore amended is about to expire, and

WHEREAS, the purpose of this Third Amendment is to increase the number of shares presently authorized under the Plan from 260,000 to 420,000 and to extend the termination date from December 31, 2006 to December 31, 2010; and

WHEREAS, this Third Amendment as duly authorized by the Directors of the Company is subject to the affirmative vote of the holders of the majority of the outstanding Common Shares of the Company, present and represented, at the next meeting of Stockholders.

NOW, THEREFORE it is agreed:

A.
Section 4.01 of the Plan is hereby further amended to increase the number of shares reserved for issuance under the Plan from 260,000 shares of Common Stock to 420,000 shares of Common Stock, which shares shall be authorized, but unissued, shares of Common Stock.

B.	Section 4.02 of the Plan is hereby further amended to change the date of December 31, 2006 to December 31, 2010.

C.	Except as amended herein all of the other terms of the Plan, as amended to date shall continue in full force and effect.

D.
The effective date of this Third Amendment is December 31, 2006 subject to approval by the holders of a majority of the shares of Common Stock present and represented at the next special or annual meeting of the stockholders of the Company duly held.

HAUPPAUGE DIGITAL INC.

May 25, 2006	By:	/s/ Kenneth Plotkin
Dated